UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 20, 2009

ECOLOGY COATINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-91436	26-0014658
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(State or other jurisdiction incorporation)	(Commission File Number)	(IRS Employer or Identification No.)

2701 Cambridge Court, Auburn Hills, MI  48326
___________________________________________________

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code

248-370-9900

(Former Name or Former Address, if Changed Since Last Report.)
___________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Convertible Preferred Securities Agreement

On May 15, 2009, Ecology Coatings, Inc. (the “Company”), and Equity 11, Ltd., a Michigan corporation (the “Purchaser”), entered into a Convertible Preferred Securities Agreement (the “Preferred Securities Agreement”) for the issuance and sale of 5.0% Cumulative Convertible Preferred Shares, Series B of the Company (the “Convertible Preferred Shares”) at a purchase price of $1,000 per share.  The Preferred Securities Agreement replaces and terminates the Securities Purchase Agreement between the Company and Purchaser dated August 28, 2008.

The Initial Closing of the sale of the Convertible Preferred Shares (the “Closing”) occurred on May 15, 2009 and Purchaser acquired 51 Convertible Preferred Shares at an aggregate purchase price of $51,000.  Purchaser has the right to purchase additional Convertible Preferred Shares until December 15, 2009.  In addition, the Purchaser was issued 225 Convertible Preferred Shares for outstanding amounts due to Purchaser and Purchaser’s affiliates for office rent, marketing services, consultant services and promissory notes.  The parties agreed to eliminate the monthly compensation in Exhibit A of the Consulting Services Agreement dated September 17, 2008.

The Convertible Preferred Shares have a liquidation preference of $1,000 per share.  Purchaser may convert the Convertible Preferred Shares into common stock of the Company at a conversion price that is twenty percent (20%) of the average of the closing price of Company’s common stock on the Over-The-Counter Bulletin Board exchange for the five trading days prior to each investment.  On or after May 15, 2010, the Company may require the Purchaser to convert up to 100% of its shares of Convertible Preferred Shares if the volume-weighted average price of the Company’s common stock price exceeds $3.00 per share for a continuous 30-day period.  The Convertible Preferred Shares will pay cumulative cash dividends at a rate of 5% per annum, subject to declaration by the Company’s Board of Directors. On or after May 15, 2014 the Company may redeem the Convertible Preferred Shares.  On or after May 15, 2016 the Purchaser may redeem the Convertible Preferred Shares.

The Company will file for a registration of its common stock with the SEC on or before January 15, 2010 and has granted Purchaser “piggyback” registration rights for common stock it holds as part of that filing.

As long Purchaser owns Convertible Preferred Shares, the Company may not accept a financing proposal from another party unless Purchaser is provided the opportunity to provide financing under the same terms.

Purchaser shall have the right to elect three members to the Board.  If the number of Board members is increased beyond five members, the number of Board members elected by Purchaser shall increase to allow Purchaser to elect the majority of Board members.  So long as Purchaser retains at least 1,501 of the Convertible Preferred Shares, the Company shall have the right to appoint the Company’s Chief Executive Officer.

The brief description of the terms and conditions of the Preferred Securities Agreement in this Item 1.01 is qualified in its entirety by the terms of the Preferred Securities Agreement.

Item 3.02 Unregistered Sales of Equity Securities.

On May 15, 2009, the Company and the Purchaser entered into the Preferred Securities Agreement for the issuance and sale of Convertible Preferred Shares, Series B at a purchase price of $1,000 per share.  The Initial Closing occurred on May 15, 2009.  The Convertible Preferred Shares have a liquidation preference of $1,000 per share and a conversion price of the average of the closing price of Company’s common stock on the Over-The-Counter Bulletin Board exchange for the five prior trading days prior to each investment.   The Convertible Preferred Shares will pay cumulative cash distributions initially at a rate of 5% per annum, subject to declaration by the Board.

The Initial Closing of the sale of the Convertible Preferred Shares occurred on May 15, 2009 and Purchaser acquired 51 Convertible Preferred Shares at an aggregate purchase price of $51,000.  Purchaser has the right to purchase additional Convertible Preferred Shares until December 15, 2009.  In addition, the Purchaser was issued 225 Convertible Preferred Shares for outstanding amounts due to Purchaser and Purchaser’s affiliates for office rent, marketing services, consultant services and promissory notes.  The parties agreed to eliminate the monthly compensation in Exhibit A of the Consulting Services Agreement dated September 17, 2008.

The Company offered and sold the Convertible Preferred Shares to the Purchaser in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

The Convertible Preferred Shares and the underlying common shares of the Company issuable upon conversion of the Convertible Preferred Shares have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  This Current Report does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Additional information pertaining to the Securities Purchase Agreement dated August 28, 2008 is contained in the Company’s Current Reports filed with the Commission on August 29, 2008, September 29, 2008, January 23, 2009, February 12, 2009, February 18, 2009, February 27, 2009, March 10, 2009, March 27, 2009, April 15, 2009 and April 30, 2009 are incorporated herein by reference.  Additional information pertaining to marketing services agreement with an affiliate of Purchaser is contained in the Company’s Current Report filed with the commission on September 19, 2008 which is incorporated by reference.  Additional information pertaining to the promissory notes with Purchaser’s affiliates is contained in the Company’s Current Reports filed with the commission on December 12, 2008, January 9, 2009 and May 5, 2009 which are incorporated by reference.

Item 9.01. Financial Statements and Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECOLOGY COATINGS, INC.

DATE: May 20, 2009	By: /s/ Daniel V. Iannotti
Daniel V. Iannotti
Vice President, General Counsel & Secretary